SUPPLEMENT NO. 1 DATED SEPTEMBER 29, 2026 TO PROSPECTUS SUPPLEMENT DATED NOVEMBER 26, 2025	Filed pursuant to Rule 424(b)(5)
(to Prospectus dated November 26, 2025)	Registration No. 333-291801

PYXIS ONCOLOGY, INC.

Common Stock

This Supplement No. 1 to Prospectus Supplement (this “Supplement”) supplements and amends the Prospectus Supplement dated November 26, 2025 (the “Prospectus Supplement”). This Supplement should be read in conjunction with the Prospectus Supplement and the Prospectus dated November 26, 2025. This Supplement is qualified by reference to the Prospectus Supplement, except to the extent that the information presented herein supersedes the information contained in the Prospectus Supplement.

On November 26, 2025, we entered into a Sales Agreement (the “Sales Agreement”) with Leerink Partners LLC (“Leerink Partners”) relating to shares of our common stock offered pursuant to the Prospectus Supplement. In accordance with the terms of the Sales Agreement, we could offer and sell shares of our common stock having an aggregate offering price of up to $150,000,000 from time to time through Leerink Partners pursuant to at-the-market transactions (ATM). As of the date of this Supplement, we have not sold any shares of our common stock pursuant to the Sales Agreement.

The purpose of this Supplement is to terminate the continuous offering by us under the Prospectus Supplement, effective as of the time of filing of this Supplement, and to reduce the maximum aggregate gross sales price of shares of our common stock that may be offered, issued and sold pursuant to the Prospectus Supplement from $150,000,000 to $0, thereby creating corresponding availability under our registration statement on Form S-3 (File No. 333-291801) for other offerings. Accordingly, no further shares of our common stock may be offered or sold under the Prospectus Supplement. We will not make any sales of our common stock pursuant to the Sales Agreement unless and until a new prospectus supplement relating to such sales is filed with the Securities and Exchange Commission; however, the Sales Agreement remains in full force and effect.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement No. 1 to the Prospectus Supplement is September 29, 2026.